Exhibit (a)(1)(A)

DEALERTRACK HOLDINGS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS

This Offer to Exchange Certain Outstanding Stock Options for New Stock Options (this
“Exchange Offer”) and your withdrawal rights will expire at 11:59 p.m. Eastern Time on September 3, 2009, unless extended (the “Expiration Date”).

DealerTrack Holdings, Inc., a Delaware corporation (“DealerTrack, ““we, ““us,” or “our”) is offering our employees (not including executive officers or members of our Board of Directors) the opportunity to exchange their outstanding stock options with an exercise price per share greater than or equal to $22.82 and granted prior to August 7, 2008 (“Eligible Options”), whether vested or unvested, for a lesser number of stock options (the “New Options”) with an exercise price equal to the closing price of our common stock on the date of grant of the New Options.

•	Each Eligible Option that you elect to exchange will be exchanged for a lesser number of New Options based on the exchange ratios set forth herein (the “Exchange Ratios”). The Exchange Ratios were determined based on the exercise prices of Eligible Options.

•	Each New Option will have an exercise price equal to the closing price per share of our common stock on The Nasdaq Global Select Market on the date of grant of the New Options (the “New Option Grant Date”).

•	Each New Option will have a term of 6 years.

•	None of the New Options will be vested on the New Option Grant Date. The New Options will be scheduled to vest as follows: 25% six months from the New Option Grant Date, 25% twelve months from the New Option Grant Date, and 1/48 of the New Options each month thereafter, so that the New Options will be fully vested on the third anniversary of the New Option Grant Date. Vesting is conditioned on your continued employment with us through each applicable vesting date.

We intend to grant the New Options on the day after we cancel the Eligible Options that are exchanged pursuant to this Exchange Offer, which we expect to be September 4, 2009. New Options will be issued under our Third Amended and Restated 2005 Incentive Award Plan (the “2005 Plan”).

Only current employees of DealerTrack or its subsidiaries who remain employed with DealerTrack or its subsidiaries through the New Option Grant Date (“Eligible Employees”) will be permitted to participate in this Exchange Offer.

This Exchange Offer is not conditioned on a minimum number of Eligible Options being submitted for exchange or a minimum number of Eligible Employees participating. If you choose not to participate in this Exchange Offer, you will continue to hold your Eligible Options on the same terms and conditions under which they were originally granted.

Shares of DealerTrack common stock are traded on The Nasdaq Global Select Market under the symbol “TRAK.” On August 3, 2009, the last reported sale price per share of DealerTrack common stock on The Nasdaq Global Select Market was $19.10 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing sale price of our common stock will be on the New Option Grant Date.

See “Risk Factors” for a discussion of risks and uncertainties that you should consider before participating in this Exchange Offer.

IMPORTANT

If you choose to participate in this Exchange Offer, you must submit your election through the Stock Option Exchange Program website at https://dealertrack.equitybenefits.com on or before the Expiration Date (11:59 p.m. Eastern Time on September 3, 2009, unless the Expiration Date is extended by DealerTrack). If you choose to not participate in this Exchange Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.

Responses submitted by any other means, including facsimile, hand delivery, inter-office or U.S. mail and Federal Express (or similar delivery service) are not permitted and will be rejected.

Confirmation statements for submissions through the Exchange Offer website may be obtained by clicking on the “Print Confirmation” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

You should direct requests for assistance (including requests for additional copies of any documents relating to this Exchange Offer) by contacting Stock and Option Solutions at 1-800-494-7195, or by visiting https://dealertrack.equitybenefits.com.

Although our Board of Directors has approved this Exchange Offer, consummation of this Exchange Offer is subject to, and conditioned on, the conditions described in the section entitled “This Exchange Offer — Conditions of This Exchange Offer.” Neither DealerTrack nor our Board of Directors makes any recommendation as to whether you should exchange, or refrain from exchanging, your Eligible Options in this Exchange Offer. You must make your own decision whether to exchange your Eligible Options. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this Exchange Offer.

THIS EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR AS PROVIDED ON THE EXCHANGE OFFER WEBSITE. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some questions you may have about this Exchange Offer. We encourage you to carefully read this section and the remainder of this document. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

GENERAL EXCHANGE OFFER QUESTIONS

Q1.	What is the Exchange Offer?

A1.	This offer is a voluntary opportunity for Eligible Employees to exchange certain outstanding options for a lesser number of New Options with a lower exercise price.

Q2.	Why is DealerTrack making the Exchange Offer?

A2.	We believe that an effective and competitive employee incentive program is imperative for the success of our business. Due to the significant decline of our stock price, many DealerTrack team members now hold stock options with exercise prices significantly higher than the current market price of our common stock.

See Section 2, Purpose of This Exchange Offer, for more information.

PARTICIPATION AND ELIGIBILITY QUESTIONS

Q3.	Who is eligible to participate in the Exchange Offer?

A3.	The exchange program is open to all team members who hold Eligible Options, except as described below. To be eligible, an individual must hold Eligible Options and be employed on the date the offer to exchange commences and must remain employed through the date that New Options are granted. The exchange program is not open to members of our Board of Directors or our executive officers. As of August 1, 2009, approximately 618 employees were eligible to participate in the exchange program.

See Section 1, Eligible Options; Eligible Employees; Expiration Date of this Exchange Offer, for more information.

Q4.	Which Options are eligible for exchange in the Exchange Offer?

A4.	To be eligible for exchange under the exchange program, a stock option must (i) have a per share exercise price greater than or equal to $22.82, (ii) have been granted before August 7, 2008 and (iii) remain outstanding and unexercised as of the Expiration Date of the Exchange Offer.

Q5.	What are the conditions of this Exchange Offer?

A5.	This Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this Exchange Offer. This Exchange Offer is not conditioned upon a minimum number of eligible options being tendered or a minimum number of eligible option holders participating. If any of the events described in Section 6 , “Conditions of this Exchange Offer”, occurs, we may terminate, extend or amend this Exchange Offer at any time prior to the expiration of the Exchange Offer.

See Section 6, Conditions of this Exchange Offer, for more information.

Q6.	How do I participate in the Exchange Offer?

A6.	If you are an Eligible Employee and you wish to surrender Eligible Options for exchange in the Exchange Offer, you must notify Stock and Option Solutions of your election to exchange such stock options before the Exchange Offer expires. You may notify Stock and Option Solutions of your election by making an election online at the Stock Option Exchange Program Website, which is available at https://dealertrack.equitybenefits.com. Your online election must be submitted before the expiration deadline of 11:59 p.m., Eastern Time, on September 3, 2009 (or such later date as may apply if the Exchange Offer is extended).

You do not need to return your stock option agreement(s) relating to any surrendered Eligible Options, as they will be cancelled automatically if we accept your Eligible Options for exchange.

Forms submitted to the Company directly will not be accepted.

Your Eligible Options will not be considered surrendered until Stock and Option Solutions receives your properly submitted election form (online at the Stock Option Exchange Program Website). Your properly submitted election form must be received before 11:59 p.m., Eastern Time, on September 3, 2009 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or do not properly submit your election form as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is properly completed and received by Stock and Option Solutions by the deadline through the Stock Option Exchange Website. AFTER MAKING AN ELECTION, STOCK AND OPTION SOLUTIONS WILL SEND YOU AN EMAIL CONFIRMING IT HAS RECEIVED YOUR ELECTIONS.

We reserve the right to reject any or all surrenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly surrendered Eligible Options on September 4, 2009 (or such later date as may apply if the Exchange Offer is extended).

See Section 3, Procedures for Tendering Eligible Options, for more information.

HOW DOES THIS EXCHANGE OFFER WORK (DETAILS OF THE OFFER) QUESTIONS

Q7.	How does DealerTrack determine whether an option has been properly tendered?

A7.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. For example, and in no way limiting our ability to reject a form that we determine is not appropriate, if you fail to fully complete or alter in any way the election form or any of the related documents, we have the right to reject your election form.

See Section 3, Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects, for more information.

Q8.	If I elect to participate and my surrendered Eligible Options are accepted, how many New Options will I receive in exchange?

A8.	The number of New Options that you receive will depend on the exercise price(s) of your surrendered Eligible Options and the applicable Exchange Ratios, as shown in the table below.

If, after the exchange of Eligible Options in any particular stock option grant, you would be left with a fractional stock option, we will round such fractional stock option to the nearest whole stock option (greater than or equal to 0.5 is rounded up to the nearest whole stock option and less than 0.5 is rounded down to the nearest whole stock option). Based on this rounding convention, you will not be able to surrender for exchange any otherwise eligible stock option grant that does not have sufficient underlying stock options to result in at least 0.5 New Options after the exchange (which would be rounded up to one whole replacement option).

Note that the Exchange Ratios apply to each of your stock option grants separately. This means that the various stock option grants you have received may be subject to different Exchange Ratios.

If the per Share Exercise Price of an	Then the Exchange Ratio is
Eligible Stock Option Grant is	(Eligible Options to New Options)

$22.82 to $24.49	1.10-to-1
$24.50 to $31.75	1.20 -to-1
$31.76 to $38.00	1.45-to-1
$38.01 to $47.97	1.90 -to-1
$47.98 and above	2.25-to-1

For example, if you properly exchange 100 Eligible Options with an exercise price of $28.73, you will receive 83 New Options.

Q9.	How were the exchange ratios calculated?

A9.	The Exchange Ratios were determined by the Compensation Committee shortly before the start of the exchange program. Exchange Ratios have been designed to result in a fair value, for accounting purposes, of the New Options that will be approximately equal to the fair value of the Eligible Options that are surrendered in the exchange (based on valuation assumptions made when the Exchange Offer commences). These ratios have been designed to make the grant of New Options accounting expense neutral. The Exchange Ratios were established by grouping together Eligible Options with similar exercise prices and assigning an appropriate Exchange Ratio to each grouping. These Exchange Ratios are based on the fair value of the Eligible Options (calculated using the Black-Scholes model of option pricing) within the relevant grouping. The calculation of fair value using Black-Scholes takes into account many variables, such as the volatility of our stock and the expected term of an option. As a result, the Exchange Ratios do not necessarily increase as the exercise price of the option increases. Setting the Exchange Ratios in this manner is intended to result in the issuance of New Options that have a fair value approximately equal to the fair value of the surrendered Eligible Options they replace.

Q10.	Why isn’t the ratio simply one for one?

A10.	Our stock option exchange program is seeking to balance the interests of both team members and shareholders, and has been designed to result in a fair value of the New Options to be granted that will be approximately equal to the fair value of the options that are surrendered. Under our option pricing model described above, this requires more stock options to be surrendered than granted in the exchange.

Q11.	When will the New Options vest?

A11.	The New Options will be unvested as of the New Option Grant Date and be subject to new vesting schedules. Vesting on any date is subject to your continued service to DealerTrack or its subsidiaries through each relevant vesting date.

The New Options will be scheduled to vest as follows: 25% six months from the New Option Grant Date, 25% twelve months from the New Option Grant Date, and 1/48 of the New Options each month thereafter. The New Options will require a minimum period of three (3) years of continued service for full vesting of the award.

Q12.	What kind of options will the New Options be?

A12.	All New Options will be non-statutory stock options, similar to the options they are replacing. We encourage all Eligible Employees who are considering exchanging their Eligible Options pursuant to the Exchange Offer to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer and specifically the personal tax consequences of non-statutory options.

See Section 13, Material United States Tax Consequences, for more information.

Q13.	Are there any differences between the New Options and the Eligible Options that may be surrendered in the Exchange Offer?

A13.	If you choose to participate in the Exchange Offer and surrender Eligible Options for exchange, and if we accept your surrendered Eligible Options, you will receive New Options that will have substantially the same terms and conditions as the Eligible Options you surrendered, except that:

• You will receive a lesser amount of New Options. The number of New Options will be determined using an Exchange Ratio designed to result in a fair value, using standard valuation techniques, of the New Options being approximately equal to the fair value of the stock options that are surrendered for exchange.

• The exercise price for the New Options will be equal to the closing price of DealerTrack common stock on the date the New Options are granted (expected to be the next business day after the expiration of the Exchange Offer) as reported by the NASDAQ Global Select Market. The Company expects the exercise price for the New Options to be lower than the exercise price of the stock options that will be surrendered for exchange.

• Unlike certain other stock options granted by DealerTrack under the 2005 Plan, which generally have seven year or ten year terms, the New Options will have a 6 year term.

• The New Options will be unvested as of the New Option Grant Date and be subject to new vesting schedules. Vesting on any date is subject to your continued service to DealerTrack or its subsidiaries through each relevant vesting date. The New Options will be scheduled to vest as follows: 25% six months from the New Option Grant Date, 25% twelve months from the New Option Grant Date, and 1/48 of the New Options each month thereafter. The New Options will require a minimum period of three (3) years of continued service for full vesting of the award.

See Section 1, Eligible Options; Eligible Employees; Expiration Date of This Exchange Offer, for more information.

Q14.	If I elect to participate and my surrendered Eligible Options are exchanged, when will I receive my New Options?

A14.	We expect to cancel all properly surrendered Eligible Options on the same day that the Exchange Offer expires. We also expect that the New Option Grant Date will be the next business day after the expiration of the Exchange Offer. The scheduled Expiration Date of the Exchange Offer is Thursday, September 3, 2009, and we expect to accept and cancel all properly surrendered Eligible Options on that day. We expect that the New Option Grant Date will be September 4, 2009. If the Expiration Date of the Exchange Offer is extended, then the cancellation date and the New Option Grant Date will be similarly extended. You will be required to agree to the terms of New Option Agreements pertaining to your New Options as part of the exchange process on the AST website, https:// www.astepsdiv.com.

See Section 3, Procedures for Tendering Eligible Options, for more information.

Q15.	Are there circumstances under which I would not be granted New Options?

A15.	Yes. If, for any reason, you are no longer an employee of DealerTrack or its subsidiaries on the New Option Grant Date, you will not receive any New Options. Instead, you will keep your current Eligible Options and they will expire in accordance with their terms. If you are a U.S. team member, your employment with DealerTrack will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice.

See Section 5, Acceptance of Eligible Options for Exchange; Issuance of New Options, for more information.

Moreover, even if we accept your exchanged options, we will not grant New Options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting New Options as a result of changes in SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time.

See Section 6, Conditions of This Exchange Offer, for more information.

Q16.	Can I exchange a portion of my Eligible Options?

A16.	Yes. Eligible Employees will be permitted to exchange Eligible Options for replacement options on a grant by grant basis. No partial exchanges of an individual stock grant will be permitted. If you elect to exchange, you must exchange all of the outstanding (i.e., unexercised) stock options underlying that particular stock option grant. While you may exchange some, but not all, of your Eligible Options, you may not choose to exchange only a portion of the unexercised Eligible Options from a particular grant.

For example, if you have a grant of Eligible Options with 100 underlying stock options, you can elect to exchange all or none of the 100 stock options. However, you cannot elect to exchange only a portion of the 100 underlying stock options.

Q17.	What if I have more than one eligible stock option grant?

A17.	Eligible Employees will be permitted to exchange Eligible Options for replacement options on a grant-by-grant basis. This means that if you have more than one eligible stock option grant, you may elect to surrender the eligible stock options from one stock options from one stock option grant and not another. For example, if you have two eligible stock option grants, one with 100 underlying stock options and another with 50 underlying stock options, you may elect to exchange just the stock option grant with 100 underlying stock options, just the stock option grant with 50 underlying stock options, both stock option grants or no stock option grants. But you may not elect to exchange a portion of one particular stock option grant.

Q18.	When will my New Options expire?

A18.	All New Options will have a 6 year term. For example, if your New Options are granted on September 4, 2009, you will have until September 3, 2015 to exercise your New Options (assuming you remain employed with us through that period).

TAX QUESTIONS

Q19.	Will I owe taxes if I participate in the Exchange Offer?

A19.	Generally, for U.S. federal income tax purposes, we believe the exchange of Eligible Options for New Options pursuant to the Exchange Offer should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the replacement options. The tax consequences for participating eligible non-U.S. team members may differ from the U.S. federal income tax consequences.

We have provided additional information about the tax consequences applicable in Canada in Schedule A attached to this Offer to Exchange document. We encourage all Eligible Employees who are considering exchanging their Eligible Options pursuant to the Exchange Offer to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

See Section 13, Material United States Tax Consequences, for more information.

Q20.	Will I need to pay money to participate in the Exchange Offer?

A20.	No. Participation in the Exchange Offer does not require the payment of any money.

YOUR DECISION/ADDITIONAL INFORMATION ABOUT THE EXCHANGE OFFER QUESTIONS

Q21.	Must I participate in the Exchange Offer?

A21.	No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate, you will keep all of your currently outstanding stock options, including stock options eligible for the Exchange Offer, and you will not receive New Options in the Exchange Offer. No changes will be made to the terms of your current stock options if you decline to participate. If you decide not to surrender any of your Eligible Options for exchange in the Exchange Offer, you do not need to do anything.

Q22.	Are you making any recommendation as to whether I should exchange my Eligible Options?

A22.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your Eligible Options in this offer will be a challenging one for many team members. The program does carry risk, and there are no guarantees that you would not ultimately receive greater value from your surrendered options than from the New Options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. No one from DealerTrack is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please carefully review the section entitled Risk Factors for a discussion of the risks of participating in the Exchange Offer.

Q23.	Why can’t DealerTrack just grant Eligible Employees additional stock options?

A23.	We designed the Exchange Offer to avoid the potential dilution in ownership to our shareholders that would result if we granted team members additional stock options to supplement their underwater stock options. Granting more stock options would increase the number of outstanding stock options relative to our outstanding shares of common stock (sometimes called “overhang”), which we do not believe would be in the best interests of our shareholders. In addition, issuing New Options without cancelling any previously granted stock options would increase our operating expenses, as we would need to expense both the New Options and the previously granted stock options. This would decrease our reported earnings and could negatively impact our stock price.

Q24.	How do I find out how many Eligible Options I have and what their exercise prices are?

A24.	You can review your Eligible Options and the exercise prices of such options at the Stock Option Exchange Program Website, which is available at https://dealertrack.equitybenefits.com. As always, you can see information related to your stock option grants generally (including stock options that are not Eligible Options for exchange) at https:// www.astepsdiv.com.

Q25.	Can I exchange stock options that I have already fully exercised?

A25.	No. You will not be able to exchange shares of DealerTrack stock that you own outright whether or not you purchased these shares through the exercise of a stock option that would otherwise be eligible for this exchange. The Exchange Offer only applies to outstanding DealerTrack stock options that are eligible under the Exchange Offer.

Q26.	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?

A26.	Yes. If you previously exercised an eligible stock option grant in part, the remaining outstanding (i.e., unexercised) portion of the eligible stock option grant may be exchanged in the Exchange Offer, along with other Eligible Options, if you choose to participate in the Exchange Offer. As with other Eligible Option grants, the unexercised portion of a partially exercised Eligible Option grant must be exchanged in its entirety or not at all.

Q27.	What if I am on an authorized leave of absence?

A27.	Any Eligible Employees who are on an authorized leave of absence will be able to participate in the Exchange Offer. If you surrender your Eligible Options and you are on an authorized leave of absence on the New Option Grant Date, you will be entitled to receive New Options on the New Option Grant Date as long as all other eligibility requirements are still met.

Q28.	What will be the exercise price per share of the replacement options?

A28.	All New Options will be granted with an exercise price equal to the closing price of DealerTrack common stock on the New Option Grant Date (expected to be the next business day after the expiration of the Exchange Offer) as reported by the NASDAQ Global Select Market.

Q29.	What happens if, after the New Option Grant Date, my New Options end up being underwater again?

A29.	The Exchange Offer is a one-time opportunity and is not expected to be offered again. We can provide no assurance as to the price of our common stock at any time in the future.

Q30.	What happens to Eligible Options if I choose not to participate in the exchange or if my election is not accepted for exchange in the Exchange Offer?

A30.	The Exchange Offer will have no effect on your stock options if you choose not to participate or your Eligible Options are not accepted for exchange in the Exchange Offer. The terms of your stock options will not change.

Q31.	How will I know if my election form or my notice of withdrawal has been received?

A31.	You can check the Election Form page on the Stock Option Exchange Program Website, https://dealertrack.equitybenefits.com, at any time to see your current election(s). It is your responsibility to ensure that Stock and Option Solutions receives your election or notice of withdrawal, as applicable, via the Stock Option Exchange Program Website prior to the expiration of the Exchange Offer.

Q32.	If I surrender Eligible Options in the Exchange Offer, will I be required to give up all of my rights under the surrendered Eligible Options?

A32.	Yes. On the expiration of the Exchange Offer, any stock options you surrender in exchange for New Options that we accept for exchange will be cancelled, and you will no longer have any rights under those surrendered Eligible Options.

TIMELINE AND SCHEDULE QUESTIONS

Q33.	How long do I have to decide whether to participate in the Exchange Offer?

A33.	The Exchange Offer expires at 11:59 p.m., Eastern Time, on September 3, 2009. No exceptions will be made to the deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new Expiration Date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. If the Expiration Date of the Exchange Offer is extended, then the cancellation date and the New Option Grant Date will be similarly extended.

See Section 14, Extension of Exchange Offer; Termination; Amendment, for more information.

Q34.	What if I change my mind? Can I withdraw previously surrendered Eligible Options?

A34.	You may only withdraw exchanged options you have submitted before the Exchange Offer expires. If you elect to surrender Eligible Options and later change your mind, you may withdraw your surrendered Eligible Options by notifying Stock and Option Solutions of your election to withdraw such options before the Exchange Offer expires. You may notify Stock and Option Solutions of the withdrawal of your election by revising your election online at the Stock Option Exchange Program Website, which is available at https:/dealertrack.equitybenefits.com. Your online withdrawal election must be submitted before the expiration deadline of 11:59 p.m., Eastern Time, on September 3, 2009 (or such later date as may apply if the Exchange Offer is extended).

Once you have withdrawn Eligible Options, you may again elect to exchange such options only by following the procedures for properly exchanging Eligible Options as discussed in Question 35.

If you miss the deadline for notifying Stock and Option Solutions of the withdrawal of your election and remain an Eligible Employee, any previously surrendered Eligible Options will be cancelled and exchanged pursuant to the Exchange Offer. Therefore, you may not withdraw previously surrendered Eligible Options after the Exchange Offer expires.

See Section 4, Withdrawal Rights, for more information.

Q35.	What if I withdraw my election and then decide again that I want to participate in this offer?

A35.	If you have already withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed electronic election form accepting the offer before the Expiration Date, in accordance with the procedures described in Question 6 and Section 3, “Procedures for Tendering Eligible Options.” You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form or withdrawal form we receive before the Expiration Date.

See Section 4, Withdrawal Rights, for more information.

Q36.	What will happen if I do not submit my election form by the deadline?

A36.	If Stock and Option Solutions does not receive your properly submitted election to surrender Eligible Options for exchange before the Exchange Offer expires, then all of your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. If you decide not to surrender any of your Eligible Options for exchange in the Exchange Offer, you do not need to do anything.

Q37.	How will you notify me if the offer is changed?

A37.	If we change the offer, we will publicly announce the change no later than 9:00 a.m., Eastern Time, on the next business day following the day we change the offer.

See Section 14, Extension of Exchange Offer; Termination; Amendment, for more information.

Q38.	What if I have questions regarding the Exchange Offer, or I need additional copies of this Offer to Exchange document or any documents attached or referred to in this document?

A38.	If you have difficulty accessing the Stock Option Exchange Program Website, have questions regarding the Exchange Offer or have requests for assistance (including requests for additional or paper copies of this Offer to Exchange document, the election form, the notice of withdrawal or other documents relating to the Exchange Offer), please contact the Stock and Option Solutions Customer Service Center, available from 1:00 p.m. to 3:00 p.m. Eastern Time, Monday through Friday at 1-800-494-7195.

Q39.	Where do I go if I have additional questions about the Offer to Exchange?

A39.	Please direct your questions to Stock and Option Solutions by telephone at 1-800-494-7195 or e-mail Stock and Option Solutions at dealertrack@sos-team.com.

Q40.	Will I receive a confirmation of my election?

A40.	Yes. After you make your election, Stock and Option Solutions will send you an email confirmation indicating it has received your election and stating where you can find information regarding the number of Replacement Options that you are eligible to receive pursuant to the Offer to Exchange. Similarly, after you change your election, Stock and Option Solutions will provide an election confirmation statement to print for your records. You should print this election confirmation statement and keep it with your records.

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in this Exchange Offer. In addition, we strongly urge you to read the sections in this Exchange Offer discussing the tax consequences of participating in this Exchange Offer, as well as the rest of this Exchange Offer, for a more in-depth discussion of the risks that may apply to you.

The following discussion should be read in conjunction with the selected summarized financial information attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Form 10-Q filed August 7, 2009 and Form 8-K filed August 6, 2009. We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date hereof.

Risks Related to This Exchange Offer

Your New Options will not be vested on the New Option Grant Date and have a different vesting schedule than your Eligible Options.

Your New Options will be subject to a new vesting schedule. This is true even if your exchanged Eligible Options are 100% vested. If you do not remain an employee with us through the date your New Options vest, you will not be able to exercise any of those New Options and receive the shares underlying those New Options. Instead, your unvested New Options generally will expire immediately upon your termination. As a result, you would not receive any value from your New Options. Further, if you leave the Company before your New Options fully vest, you may receive significantly less value from your vested New Options than you would receive from your greater amount of vested Eligible Options.

The New Options will have an exercise price equal to the closing price of our common stock on The Nasdaq Global Select Market on the New Option Grant Date and there can be no assurance what that price will be.

If you validly tender Eligible Options in this Exchange Offer and they are accepted by us, you will receive New Options with an exercise price equal to the closing price of our common stock on the New Option Grant Date. However, there can be no assurance what that price will be. It is possible that your New Options can have an exercise price greater than your tendered Eligible Options. If the price of our common stock increases substantially prior to the New Option Grant Date, your New Options will have less value than they would have had if our stock price did not increase or your decision to participate in this Exchange Offer may have been different.

If the price of our common stock increases after the date on which your exchanged Eligible Options are cancelled, your cancelled Eligible Options might be worth more than the New Options that you receive in exchange for them.

Because the Exchange Ratios of this Exchange Offer are not one-for-one, it is possible that, at some point in the future, your old Eligible Options would have been economically more valuable than the New Options granted pursuant to this Exchange Offer.

Risks Related to Our Business, Industry and Common Stock

Economic trends that affect the automotive retail industry or the indirect automotive financing industry may have a negative effect on our business.

Economic trends that negatively affect the automotive retail industry or the indirect automotive financing industry may adversely affect our business by further reducing the amount of indirect automobile financing transactions on which we earn revenue, the number of financing source or automotive dealer customers that subscribe to our products and services or money that our customers spend on our products and services. Purchases of new automobiles are typically discretionary for consumers and have been, and may continue to be, affected by negative trends in the economy, including the cost of energy and gasoline, the availability and cost of credit, the declining residential and commercial real estate markets, reductions in business and consumer confidence, stock market volatility and increased unemployment. A reduction in the number of automobiles purchased by consumers could continue to adversely affect our financing source and dealer customers and lead to a reduction in transaction volumes and in spending by these customers on our subscription products and services. New car sales declined to a ten year low in 2008 and are projected to further decline during 2009. Additionally, a certain number of our financing source customers are dependent on continued access to the capital markets, which have contracted as of late, in order to fund their lending activities. These negative trends may result in our financing sources further reducing the number of automobile dealers that they service or the number of contracts that they make which could result in a reduction in the number of credit applications that are processed through our network. Additionally, due to the economic downturn, there has been continued automotive dealer consolidation and the number of franchised automotive dealers declined in 2008 and is projected to further decline in 2009. The bankruptcy filings by General Motors and Chrysler have further accelerated this consolidation trend. To the extent that these dealers have subscription products, the consolidation will result in cancellation of those products, Further, a reduction in the number of automotive dealers reduces the number of opportunities we have to sell our subscription products. Additionally, dealers who close their businesses may choose to not pay those amounts owed to us, resulting in an increase in our bad debt.

Any such reductions in transactions or subscriptions or an increase in our bad debt could have a material adverse effect on our business, prospects, financial condition and results of operations.

Planned significant reductions in the number of automobile dealers will have a negative effect on our subscription business.

Due to the economic downturn, there has been continued automotive dealer consolidation and the number of franchised automotive dealers declined in 2008 and is projected to further decline in 2009. General Motors (GM), which filed for bankruptcy on June 1, 2009, has stated that they notified approximately 1,124 dealers prior to their bankruptcy filing that one or more of their franchise licenses would be terminated by the end of 2010, and there are industry reports that approximately an additional 450 dealers may be terminated. Chrysler, which filed for bankruptcy on May 1, 2009, has announced dealer reduction as a major aim, and 789 of its dealerships’ franchise agreements were terminated on June 9, 2009. We cannot predict if the reduction of GM’s and Chrysler franchises will be limited to the dealers that have received notice to date. In addition, while Chrysler closures were made public, GM has yet to publicly release the specific dealers impacted. Therefore, we cannot predict the timing and impact these dealership reductions will have on our subscription products. As of June 30, 2009, approximately 1,900 Chrysler dealers and 3,500 GM dealers had subscriptions for one or more of our products. The elimination by GM and Chrysler of dealers with subscription products has led to an increase in cancellations and will most likely result in additional cancellations of those subscriptions and corresponding loss of revenue. Further, a reduction in the number of automotive dealers reduces the number of opportunities we have to sell our subscription products. Additionally, dealers who close their businesses may not pay the amounts owed to us, resulting in an increase in our bad debt expense.

We may be unable to continue to compete effectively in our industry.

Competition in the automotive retail technology industry is intense. The indirect automotive retail finance industry is highly fragmented and is served by a variety of entities, including DMS providers, web-based automotive finance credit application processors, the proprietary credit application processing systems of the financing source affiliates of automobile manufacturers, automotive retail sales desking providers and vehicle configuration providers. DealerTrack also competes with warranty and insurance providers, as well as software providers, among others, in the market for DMS, menu-selling products and services, compliance products and inventory analytics. Some of our competitors have longer operating histories, greater name recognition and significantly greater financial, technical, marketing and other resources than we do. Many of these competitors also have longstanding relationships with dealers and may offer dealers other products and services that we do not provide. As a result, these companies may be able to respond more quickly to new or emerging technologies and changes in customer demands or to devote greater resources to the development, promotion and sale of their products and services than we can to ours. We expect the market to continue to attract new competitors and new technologies, possibly involving alternative technologies that are more sophisticated and cost-effective than our technology. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures we face will not materially adversely affect our business, prospects, financial condition and results of operations.

We may face increased competition from AppOne, CUDL, Finance Express, Open Dealer Exchange and RouteOne.

ADP, Inc. and Reynolds and Reynolds, the two leading providers of DMS, on January 21, 2009 announced they have recently formed Open Dealer Exchange as a joint venture to compete with our online portal application business. Open Dealer Exchange plans to leverage its owners’ penetration of the DMS space to better integrate the loan origination process into the dealer’s transactional, point-of-sale system, thereby giving them a competitive advantage. Additionally, our network of financing sources does not include the captive financing sources affiliated with Chrysler LLC, Ford Motor Company, General Motors Corporation or Toyota Motor Corporation, which have formed RouteOne to operate as a direct competitor of ours to serve their respective franchised dealers. RouteOne has the ability to offer its dealers access to captive or other financing sources that are not in our network. RouteOne was launched in November 2003, and officially re-launched in July 2004. A significant number of independent financing sources, including many of the independent financing sources in our network, are participating in the RouteOne credit application processing and routing portal. If either Open Dealer Exchange or RouteOne increases the number of independent financing sources on its credit application processing and routing portal and/or offers products and services that better address the needs of our customers or offer our customers a lower-cost alternative, our business, prospects, financial condition and results of operations could be materially adversely affected. In addition, if a substantial amount of our current customers migrate from our network to Open Dealer Exchange or RouteOne, our ability to sell additional products and services to, or earn transaction services revenue from, these customers could diminish. We believe that both Open Dealer Exchange and RouteOne have repeatedly approached certain of our largest financing source customers seeking to have them join their credit application processing and routing portal. In addition, CU Direct Corporation, through its CUDL portal, has directly targeted credit unions, which comprise a large number of our financing source customers. Finance Express and AppOne have targeted the independent dealer channel.

Some vendors of software products used by automotive dealers, including certain of our competitors, are designing their software and using financial or other incentives to make it more difficult for our customers to use our products and services.

Currently, some software vendors, including some of our competitors, have designed their software systems in order to make it difficult to integrate with third-party products and services such as ours and others have announced their intention to do so. Some software vendors also use financial or other incentives to encourage their customers to purchase such vendors’ products and services. These obstacles could make it more difficult for us to compete with these vendors and could have a material adverse effect on our business, prospects, financial condition and results of operations. Further, we have agreements in place with various third-party software providers to facilitate integration between their software and our network, and we cannot assure you that each of these agreements will remain in place or that during the terms of these agreements these third parties will not increase the cost or level of difficulty in maintaining integration with their software. Certain of these agreements are currently in a wind-down period and while we continue to negotiate with these providers, there is no guarantee that we will be able to enter into a new agreement once the wind-down period ends. Additionally, we integrate certain of our solutions and services with other third parties’ software programs. These third parties may design or utilize their software in a manner that makes it more difficult for us to continue to integrate our solutions and services in the same manner, or at all. These developments could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our systems and network may be subject to security breaches, interruptions, failures and/or other errors or may be harmed by other events beyond our control.

Our systems may be subject to security breaches.

Our success depends on the confidence of dealers, financing sources, the major credit reporting agencies and our other network participants in our ability to transmit confidential information securely over the Internet and operate our computer systems and operations without significant disruption or failure. We transmit substantial amounts of confidential information, including non-public personal information, over the Internet. Moreover, even if our security measures are adequate, concerns over the security of transactions conducted on the Internet and commercial online services, which may be heightened by any well-publicized compromise of security, may deter customers from using our products and services. If our security measures are breached and unauthorized access is obtained to confidential information, our network may be perceived as not being secure and our customers may curtail or stop using our network or other systems. Any failure by, or lack of confidence in, our secure online products and services could have a material adverse effect on our business, prospects, financial condition and results of operations.

Despite our focus on Internet security, we may not be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications among our network participants. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in a compromise or breach of the algorithms used by our products and services to protect certain data contained in our databases and the information being transferred.

Although we generally limit warranties and liabilities relating to security in our customer contracts, third parties may seek to hold us liable for any losses suffered as a result of unauthorized access to their confidential information or non-public personal information. We may not have limited our warranties and liabilities sufficiently or have adequate insurance to cover these losses. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate the problems caused. Our security measures may not be sufficient to prevent security breaches, and failure to prevent security breaches could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our network may be vulnerable to interruptions or failures.

From time to time, we have experienced, and may experience in the future, network slowdowns and interruptions. These network slowdowns and interruptions may interfere with our ability to do business. Although we regularly back up data and take other measures to protect against data loss and system failures, there is still risk that we may lose critical data or experience network failures. Such failures or disruptions may result in lost revenue opportunities for our customers, which could result in litigation against us or a loss of customers. This could have a material adverse effect on our business, prospects, financial condition and results of operations.

Undetected errors in our software may harm our operations.

Our software may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors, defects or bugs to date, we may discover significant errors, defects or bugs in the future that we may not be able to correct or correct in a timely manner. Our products and services are integrated with products and systems developed by third parties. Complex third-party software programs may contain undetected errors, defects or bugs when they are first introduced or as new versions are released. It is possible that errors, defects or bugs will be found in our existing or future products and services or third-party products upon which our products and services are dependent, with the possible results of delays in, or loss of market acceptance of, our products and services, diversion of our resources, injury to our reputation, increased service and warranty expenses and payment of damages.

Our systems may be harmed by events beyond our control.

Our computer systems and operations are vulnerable to damage or interruption from natural disasters, such as fires, floods and hurricanes, power outages, telecommunications failures, terrorist attacks, network service outages and disruptions, “denial of service” attacks, computer viruses, break-ins, sabotage and other similar events beyond our control. The occurrence of a natural disaster or unanticipated problems at our facilities in the New York metropolitan area or at any third-party facility we utilize, such as our disaster recovery center in Waltham, Massachusetts, could cause interruptions or delays in our business, loss of data or could render us unable to provide our products and services. In addition, the failure of a third-party facility to provide the data communications capacity required by us, as a result of human error, bankruptcy, natural disaster or other operational disruption, could cause interruptions to our computer systems and operations. The occurrence of any or all of these events could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our failure or inability to execute any element of our business strategy could adversely affect our operations.

Our business, prospects, financial condition and results of operations depend on our ability to execute our business strategy, which includes the following key elements:

•	selling additional products and services to our existing customers;

•	expanding our customer base;

•	expanding our offerings; and

•	pursuing acquisitions and strategic alliances.

We may not succeed in implementing a portion or all of our business strategy and, even if we do succeed, our strategy may not have the favorable impact on operations that we anticipate. Our success depends on our ability to leverage our distribution channel and value proposition for dealers, financing sources and other service and information providers, offer a broad array of solutions, provide convenient, high-quality products and services, maintain our technological position and implement other elements of our business strategy.

We may not be able to effectively manage the expansion of our operations or achieve the rapid execution necessary to fully avail ourselves of the market opportunity for our products and services. If we are unable to adequately implement our business strategy, our business, prospects, financial condition and results of operations could be materially adversely affected.

Our revenue, operating results and profitability will vary from quarter to quarter, which may result in volatility in our stock price.

Our revenue, operating results and profitability have varied in the past and are likely to continue to vary significantly from quarter to quarter. This may lead to volatility in our stock price. These variations are due to several factors related to the number of transactions we process and to the number of subscriptions to our products and services, including:

•	the number of active lender to dealer relationships in the DealerTrack Network;

•	the volume of new and used automobiles financed or leased by our participating financing source customers;

•	the timing, size and nature of our subscriptions and any cancellations thereof;

•	automobile manufacturers or their captive financing sources offering special incentive programs such as discount pricing or low cost financing;

•	the timing of acquisitions or divestitures of businesses, products and services;

•	unpredictable sales cycles;

•	product and price competition regarding our products and services and those of our participating financing sources;

•	changes in our operating expenses;

•	the timing of introduction and market acceptance of new products, services or product enhancements by us or our competitors;

•	foreign currency fluctuations;

•	personnel changes; and

•	fluctuations in economic and financial market conditions.

As a result of these fluctuations, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful. We cannot assure you that future revenue and results of operations will not vary substantially from quarter to quarter. It is also possible that in future quarters, our results of operations will be below the expectations of equity research analysts, investors or our announced guidance. In any of these cases, the price of our stock could be materially adversely affected.

We may be unable to develop and bring products and services in development and new products and services to market in a timely manner.

Our success depends in part upon our ability to bring to market the products and services that we have in development and offer new products and services that meet changing customer needs. The time, expense and effort associated with developing and offering these new products and services may be greater than anticipated. The length of the development cycle varies depending on the nature and complexity of the product, the availability of development, product management and other internal resources, and the role, if any, of strategic partners. If we are unable to develop and bring additional products and services to market in a timely manner, we could lose market share to competitors who are able to offer these additional products and services, which could also materially adversely affect our business, prospects, financial condition and results of operations.

We are subject, directly and indirectly, to extensive and complex federal and state regulation and new regulations and/or changes to existing regulations may adversely affect our business.

The indirect automotive financing and automotive retail industries are subject to extensive and complex federal and state regulation.

We are directly and indirectly subject to various laws and regulations. Federal laws and regulations governing privacy and security of consumer information generally apply in the context of our business to our clients and to us as a service provider that certain regulations obligate our clients to monitor. These include the Gramm-Leach-Bliley Act (“GLB Act”) and regulations implementing its information safeguarding requirements, the Interagency Guidelines Establishing Information Security Standards, the Interagency Guidance on Response Programs for Unauthorized Access to Customer Information and Customer Notice, the Junk Fax Prevention Act of 2005, the CAN-SPAM Act of 2003, and the Federal Trade Commission’s Privacy Rule, Safeguards Rule, Consumer Report Information Disposal Rule, and “Red Flags Rule,” as well as the Fair Credit Reporting Act (“FCRA”). If we, or a financing source or dealer discloses or uses consumer information provided through our system in violation of these or other laws, or engage in other prohibited conduct, we may be subject to claims or enforcement actions by state or federal regulators. We cannot predict whether such claims or enforcement actions will arise or the extent to which, if at all, we may be held liable. Such claims or enforcement actions could have a material adverse effect on our business prospects, financial condition and results of operations.

A majority of states have passed, or are currently contemplating, consumer protection, privacy, and data security laws or regulations that may relate to our business. The FCRA contains certain provisions that explicitly preempt some state laws to the extent the state laws seek to regulate certain specified areas, including the responsibilities of persons furnishing information to consumer reporting agencies. Unlike the FCRA, however, the GLB Act does not limit the ability of the states to enact privacy legislation that provides greater protections to consumers than those provided by the GLB Act. Some state legislatures or regulatory agencies have imposed, and others may impose, greater restrictions on the disclosure of consumer information than are already contained in the GLB Act and its implementing regulations, the Interagency Guidelines or the FTC’s rules. Any such legislation or regulation could adversely impact our ability to provide our customers with the products and services they require and that are necessary to make our products and services attractive to them.

If a federal or state government or agency imposes additional legislative and/or regulatory requirements on us or our customers, or prohibits or limits our activities as currently conducted, we may be required to modify or terminate our products and services in that jurisdiction in a manner which could undermine our attractiveness or availability to dealers and/or financing sources doing business in that jurisdiction.

The use of our electronic contracting product by financing sources is governed by relatively new laws.

In the United States, the enforceability of electronic transactions is primarily governed by the Electronic Signatures in Global and National Commerce Act, a federal law enacted in 2000 that largely preempts inconsistent state law, and the Uniform Electronic Transactions Act, a uniform state law that was finalized by the National Conference of Commissioners on Uniform State Laws in 1999 and has now been adopted by every state. Case law has generally upheld the use of electronic signatures in commercial transactions and in consumer transactions where proper notice is provided and consumer consent to conducting business electronically is obtained. UCC 9-105 provides requirements to perfect security interests in electronic chattel paper. These laws impact the degree to which the financing sources in our network use our electronic contracting product. We believe that our electronic contracting product enables the perfection of a security interest in electronic chattel paper by meeting the transfer of “control” requirements of UCC 9-105. Certain of our financial institution clients have received third-party legal opinions to that effect. However, this issue has not been challenged in any legal proceeding. If a court were to find that our electronic contracting product is not sufficient to perfect a security interest in electronic chattel paper, or if existing laws were to change, our business, prospects, financial condition and results of operations could be materially adversely affected. Federal and state regulatory requirements imposed on our financing source customers, such as the SEC’s Regulation AB relating to servicers of asset backed securities, may also result in our incurring additional expenses to facilitate financing source compliance regarding the use of our electronic contracting product.

New legislation or changes in existing legislation may adversely affect our business.

Our ability to conduct, and our cost of conducting, business may be adversely affected by a number of legislative and regulatory proposals concerning aspects of the Internet, which are currently under consideration by federal, state, local and foreign governments and various courts. These proposals include, but are not limited to, the following matters: on-line content, user privacy, taxation, access charges, and so-called “net-neutrality” liability of third-party activities and jurisdiction. Moreover, we do not know how existing laws relating to these issues will be applied to the Internet. The adoption of new laws or the application of existing laws could decrease the growth in the use of the Internet, which could in turn decrease the demand for our products and services, increase our cost of doing business or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Furthermore, government restrictions on Internet content or anti-“net neutrality” legislation could slow the growth of Internet use and decrease acceptance of the Internet as a communications and commercial medium and thereby have a material adverse effect on our business, prospects, financial condition and results of operations.

We utilize certain key technologies from, and integrate our network with, third parties and may be unable to replace those technologies if they become obsolete, unavailable or incompatible with our products or services.

Our proprietary software is designed to work in conjunction with certain software from third-party vendors, including Microsoft, Oracle and eOriginal. Any significant interruption in the supply of such third-party software could have a material adverse effect on our ability to offer our products unless and until we can replace the functionality provided by these products and services. In addition, we are dependent upon these third parties’ ability to enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. There can be no assurance that we would be able to replace the functionality provided by the third-party software currently incorporated into our products or services in the event that such software becomes obsolete or incompatible with future versions of our products or services or is otherwise not adequately maintained or updated. Any delay in or inability to replace any such functionality could have a material adverse effect on our business, prospects, financial condition and results of operations. Furthermore, delays in the release of new and upgraded versions of third-party software products could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be unable to adequately protect, and we may incur significant costs in defending, our intellectual property and other proprietary rights.

Our success depends, in large part, on our ability to protect our intellectual property and other proprietary rights. We rely upon a combination of trademark, trade secret, copyright, patent and unfair competition laws, as well as license agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring certain of our employees and consultants to enter into confidentiality, non-competition and assignment of inventions agreements. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties might gain access to our proprietary information, develop and market products and services similar to ours, or use trademarks similar to ours. Existing U.S. federal and state intellectual property laws offer only limited protection. Moreover, the laws of Canada, and any other foreign countries in which we may market our products and services in the future, may afford little or no effective protection of our intellectual property. If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, the proceedings could be burdensome and expensive, and we may not prevail. The failure to adequately protect our intellectual property and other proprietary rights, or manage costs associated with enforcing those rights, could have a material adverse effect on our business, prospects, financial condition and results of operations.

We own the Internet domain names “dealertrack.com,” “alg.com,” “chrome.com,” “dealeraccess.com,” “arkona.com” and certain other domain names. The regulation of domain names in the United States and foreign countries may change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names, any or all of which may dilute the strength of our domain names. We may not acquire or maintain our domain names in all of the countries in which our websites may be accessed or for any or all of the top-level domain names that may be introduced. The relationship between regulations governing domain names and laws protecting intellectual property rights is unclear. Therefore, we may not be able to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other intellectual property rights.

A license agreement we have with a financing source customer restricts our ability to utilize the technology licensed under this agreement beyond the automotive finance industry.

An affiliate of JPMorgan claims certain proprietary rights with respect to certain technology developed as of February 1, 2001. We have an exclusive, perpetual, irrevocable, royalty-free license throughout the world to use this technology in connection with the sale, leasing and financing of automobiles only, and the right to market, distribute and sub-license this technology solely to automotive dealerships, consumers and financing sources in connection with the sale, leasing and financing of automobiles only. The license agreement defines “automobile” as a passenger vehicle or light truck, snowmobiles, recreational vehicles, motorcycles, boats and other watercraft and commercial vehicles and excludes manufactured homes. We may be limited in our ability to utilize the licensed technology beyond the automotive finance industry.

Claims that we or our technologies infringe upon the intellectual property or other proprietary rights of a third party may require us to incur significant costs, enter into royalty or licensing agreements or develop or license substitute technology.

We may in the future be subject to claims that our technologies in our products and services infringe upon the intellectual property or other proprietary rights of a third party. In addition, the vendors providing us with technology that we use in our own technology could become subject to similar infringement claims. Although we believe that our products and services do not infringe any intellectual property or other proprietary rights, we cannot assure you that our products and services do not, or that they will not in the future, infringe intellectual property or other proprietary rights held by others. Any claims of infringement could cause us to incur substantial costs defending against the claim, even if the claim is without merit, and could distract our management from our business. Moreover, any settlement or adverse judgment resulting from the claim could require us to pay substantial amounts, or obtain a license to continue to use the products and services that is the subject of the claim, and/or otherwise restrict or prohibit our use of the technology. There can be no assurance that we would be able to obtain a license on commercially reasonable terms from the third party asserting any particular claim, if at all, that we would be able to successfully develop alternative technology on a timely basis, if at all, or that we would be able to obtain a license from another provider of suitable alternative technology to permit us to continue offering, and our customers to continue using, the products and services. In addition, we generally provide in our customer agreements for certain products and services that we will indemnify our customers against third-party infringement claims relating to technology we provide to those customers, which could obligate us to pay damages if the products and services were found to be infringing. Infringement claims asserted against us, our vendors or our customers may have a material adverse effect on our business, prospects, financial condition and results of operations.

We could be sued for contract or product liability claims, and such lawsuits may disrupt our business, divert management’s attention or have an adverse effect on our financial results.

We provide guarantees to subscribers of certain of our products and services that the data they receive through these products and services will be accurate. Additionally, general errors, defects or other performance problems in our products and services could result in financial or other damages to our customers or consumers. There can be no assurance that any limitations of liability set forth in our contracts would be enforceable or would otherwise protect us from liability for damages. We maintain general liability insurance coverage, including coverage for errors and omissions in excess of the applicable deductible amount. There can be no assurance that this coverage will continue to be available on acceptable terms or in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage for any future claim. The successful assertion of one or more large claims against us that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, prospects, financial condition and results of operations. Furthermore, litigation, regardless of its outcome, could result in substantial cost to us and divert management’s attention from our operations. Any contract liability claim or litigation against us could, therefore, have a material adverse effect on our business, prospects, financial condition and results of operations. In addition, some of our products and services are business-critical for our dealer and financing source customers and a failure or inability to meet a customer’s expectations could seriously damage our reputation and affect our ability to retain existing business or attract new business.

We have made strategic acquisitions in the past and intend to do so in the future. If we are unable to find suitable acquisitions or partners or to achieve expected benefits from such acquisitions or partnerships, there could be a material adverse effect on our business, prospects, financial condition and results of operations.

Since 2001, we have acquired numerous businesses, including, most recently, our acquisition of certain assets from JM Dealer Services, Inc., including the AAX business, in January 2009. As part of our ongoing business strategy to expand product offerings and acquire new technology, we frequently engage in discussions with third parties regarding, and enter into agreements relating to, possible acquisitions, strategic alliances and joint ventures. There may be significant competition for acquisition targets in our industry, or we may not be able to identify suitable acquisition candidates or negotiate attractive terms for acquisitions. If we are unable to identify future acquisition opportunities, reach agreement with such third parties or obtain the financing necessary to make such acquisitions, we could lose market share to competitors who are able to make such acquisitions, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

Even if we are able to complete acquisitions or enter into alliances and joint ventures that we believe will be successful, such transactions are inherently risky. Significant risks to these transactions include the following:

•	integration and restructuring costs, both one-time and ongoing;

•	maintaining sufficient controls, policies and procedures;

•	diversion of management’s attention from ongoing business operations;

•	establishing new informational, operational and financial systems to meet the needs of our business;

•	losing key employees, customers and vendors;

•	failing to achieve anticipated synergies, including with respect to complementary products or services; and

•	unanticipated and unknown liabilities.

If we are not successful in completing acquisitions in the future, we may be required to reevaluate our acquisition strategy. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. In addition, we could use substantial portions of our available cash to pay all or a portion of the purchase prices of future acquisitions. If we do not achieve the anticipated benefits of our acquisitions as rapidly to the extent anticipated by our management and financial or industry analysts, and others may not perceive the same benefits of the acquisition as we do. If these risks materialize, our stock price could be materially adversely affected.

Any acquisitions that we complete may dilute your ownership interest in us, may have adverse effects on our business, prospects, financial condition and results of operations and may cause unanticipated liabilities.

Future acquisitions may involve the issuance of our equity securities as payment, in part or in full, for the businesses or assets acquired. Any future issuances of equity securities would dilute our existing stockholders’ ownership interests. Future acquisitions may also decrease our earnings or earnings per share and the benefits derived by us from an acquisition might not outweigh or might not exceed the dilutive effect of the acquisition. We also may incur additional indebtedness, have future impairment of assets, or suffer adverse tax and accounting consequences in connection with any future acquisitions.

We may not successfully integrate recent or future acquisitions.

The integration of acquisitions involves a number of risks and presents financial, managerial and operational challenges. We may have difficulty, and may incur unanticipated expenses related to, integrating management and personnel from these acquired entities with our management and personnel. Failure to successfully integrate recent acquisitions or future acquisitions could have a material adverse effect on our business, prospects, financial condition and results of operations.

We are dependent on our key management, direct sales force and technical personnel for continued success.

Our company has grown significantly in size and scope in recent years, and our management remains concentrated in a small number of key employees. Our future success depends to a meaningful extent on our executive officers and other key employees, including members of our direct sales force and technology staff, such as our software developers and other senior technical personnel. We rely primarily on our direct sales force to sell subscription products and services to automotive dealers. We may need to hire additional sales, customer service, integration and training personnel in the near-term and beyond if we are to achieve revenue growth in the future. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on our business, prospects, financial condition and results of operations.

Competition for qualified personnel in the technology industry is intense and we compete for these personnel with other technology companies that have greater financial and other resources than we do. Our future success will depend in large part on our ability to attract, retain and motivate highly qualified personnel, and there can be no assurance that we will be able to do so. Any difficulty in hiring or retaining needed personnel, or increased costs related thereto could have a material adverse effect on our business, prospects, financial condition and results of operations.

If we fail to effectively manage our growth, our financial results could be adversely affected.

We have expanded our operations rapidly in recent years. For example, net revenue increased from $70.0 million for the year ended December 31, 2004 to $120.2 million, $173.3 million, $233.8 million and $242.7 million for the years ended December 31, 2005, 2006, 2007 and 2008, respectively. Our growth may place a strain on our management team, information systems and other resources. Our ability to successfully offer products and services and implement our business plan requires oversight from our senior management, as well as adequate information systems and other resources. We will need to continue to improve our financial and managerial controls, reporting systems and procedures as we continue to grow and expand our business. We may not be able to manage the current scope of our operations or future growth effectively and still exploit market opportunities for our products and services in a timely and cost-effective way. Our future operating results could also depend on our ability to manage:

•	our expanding product lines;

•	our marketing and sales organizations; and

•	our client support organization as use of our products increases.

In addition, as we grow, we must also continue to hire, train, supervise and manage new employees. We may not be able to hire, train, supervise and manage sufficient personnel or develop management and operating systems to manage our expansion effectively. If we are unable to manage our growth, our business, prospects, financial condition and results of operations could be adversely affected.

We may need additional capital in the future, which may not be available to us, and if we raise additional capital, it may dilute our stockholders’ ownership in us.

We may need to raise additional funds through public or private debt or equity financings in order to meet various objectives, such as:

•	acquiring businesses, customer, technologies, products and services;

•	taking advantage of growth opportunities, including more rapid expansion;

•	making capital improvements to increase our capacity;

•	developing new services or products; and

•	responding to competitive pressures.

Any debt incurred by us could impair our ability to obtain additional financing for working capital, capital expenditures or further acquisitions. Covenants governing any debt we incur would likely restrict our ability to take specific actions, including our ability to pay dividends or distributions on, or redeem or repurchase our capital stock, enter into transactions with affiliates, merge, consolidate or sell our assets or make capital expenditure investments. In addition, the use of a substantial portion of the cash generated by our operations to cover debt service obligations and any security interests we grant on our assets could limit our financial and business flexibility.

Any additional capital raised through the sale of equity, or convertible debt securities may dilute our stockholders’ respective ownership percentages in us. Furthermore, any additional debt or equity financing we may need may not be available on terms favorable to us, or at all. If future financing is not available or is not available on acceptable terms, we may not be able to raise additional capital, which could significantly limit our ability to implement our business plan. In addition, we may issue securities, including debt securities that may have rights, preferences and privileges senior to our common stock.

Our financing source customers may elect to use competing third-party services, either in addition to or instead of our network.

Our financing source customers continue to receive credit applications and purchase retail installment sales and lease contracts directly from their dealer customers through traditional indirect financing methods, including via facsimile and other electronic means of communication, in addition to using our network. Many of our financing source customers are involved in other ventures as participants and/or as equity holders, and such ventures or newly created ventures may compete with us and our network now and in the future. Continued use of alternative methods to ours by these financing source customers may have a material adverse effect on our business, prospects, financial condition and results of operations.

Some provisions in our certificate of incorporation and by-laws may deter third parties from acquiring us.

Our fifth amended and restated certificate of incorporation and our amended and restated by-laws contain provisions that may make the acquisition of our company more difficult without the approval of our Board of Directors, including, but not limited to, the following:

•	our Board of Directors is classified into three classes, each of which serves for a staggered three-year term;

•	only our Board of Directors may call special meetings of our stockholders;

•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	our stockholders have only limited rights to amend our by-laws; and

•	we require advance notice for stockholder proposals.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire. In addition, because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

In addition, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock, for a three-year period following the date that such stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control of our company that our stockholders might consider to be in their best interests.

If our intangible assets, such as trademarks and goodwill, become impaired we may be required to record a significant non-cash charge to earnings which would negatively impact our results of operations.

Under accounting principles generally accepted in the United States, we review our intangible assets, including our trademarks licenses and goodwill, for impairment annually in the fourth quarter of each fiscal year, or more frequently if events or changes in circumstances indicate the carrying value of our intangible assets may not be fully recoverable. The carrying value of our intangible assets may not be recoverable due to factors such as a decline in our stock price and market capitalization, reduced estimates of future cash flows, including those associated with the specific brands to which intangibles relate, or slower growth rates in our industry. Estimates of future cash flows are based on a long-term financial outlook of our operations and the specific brands to which the intangible assets relate. However, actual performance in the near-term or long-term could be materially different from these forecasts, which could impact future estimates and the recorded value of the intangibles. For example, a significant, sustained decline in our stock price and market capitalization may result in impairment of certain of our intangible assets, including goodwill, and a significant charge to earnings in our financial statements during the period in which an impairment is determined to exist. For twelve days between October 24, 2008 and November 24, 2008 and on January 21, 2009 our market capitalization dropped below the carrying value of our consolidated net assets. Despite the fact that our market cap traded below our book value for twelve days we do not believe that there has been an impairment based on the duration and depth of the market decline as well as an implied control premium. A control premium is the amount that a buyer is willing to pay over the current market price of a company as indicated by the market capitalization, in order to acquire a controlling interest. The premium is justified by the expected synergies, such as the expected increase in cash flow resulting from the cost savings and revenue enhancements. However, due to the ongoing uncertainty in market conditions, which may continue to negatively impact our market capitalization, we will continue to monitor and evaluate the carrying value of our goodwill. In the event we had to reduce the carrying value of our goodwill, any such impairment charge could materially reduce our results of operations.

The price of our common stock may be volatile, particularly given the economic downturn and volatility in domestic and international stock markets.

The trading price of our common stock may fluctuate substantially. Factors that could cause fluctuations in the trading price of our common stock include, but are not limited to:

•	price and volume fluctuations in the overall stock market from time to time;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of equity research analysts;

•	trends in the automotive and automotive finance industries;

•	catastrophic events;

•	loss of one or more significant customers or strategic alliances;

•	significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors;

•	legal or regulatory matters, including legal decisions affecting the indirect automotive finance industry or involving the enforceability or order of priority of security interests of electronic chattel paper affecting our electronic contracting product; and

•	additions or departures of key employees.

The stock market in general, the NASDAQ Global Market, and the market for technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to operating performance. These forces reached unprecedented levels in the second half of 2008, resulting in the bankruptcy or acquisition of, or government assistance to, several major domestic and international financial institutions and a material decline in economic conditions. In particular, the U.S. equity markets experienced significant price and volume fluctuations that have affected the market prices of equity securities of many technology companies. During 2008, our stock price experienced volatility, with the closing price of our common stock on the NASDAQ Global Market having ranged from $34.07 on January 2, 2008 to $8.84 on November 6, 2008. These broad market and industry factors could materially and adversely affect the market price of our stock, regardless of our actual operating performance.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

THIS EXCHANGE OFFER

1.	Eligible Options; Eligible Employees; Expiration Date of This Exchange Offer

We are making an offer to Eligible Employees to exchange their Eligible Options that are properly tendered in accordance with “Procedures for Tendering Eligible Options” and not validly withdrawn pursuant to “Withdrawal Rights” before the Expiration Date of this Exchange Offer for New Options.

Every employee of DealerTrack or its subsidiaries on the date this Exchange Offer starts (excluding executive officers and members of our Board of Directors) who holds one or more Eligible Options and who continues to be an employee of DealerTrack or its subsidiaries as of the New Option Grant Date is an Eligible Employee.

Any outstanding stock option for the purchase of shares of DealerTrack common stock granted under our Stock Option Plans prior to August 7, 2008, whether vested or unvested, with an exercise price per share greater than or equal to $22.82, is an Eligible Option.

The Expiration Date for this Exchange Offer is September 3, 2009 at 11:59 p.m. Eastern Time, unless we extend it. We may extend the Expiration Date at our discretion. If we extend this Exchange Offer, the term “Expiration Date” will refer to the time and date at which the extended Exchange Offer expires. This is a one-time offer, and we will strictly enforce the Expiration Date deadline. If you miss this deadline, you will not be permitted to participate in this Exchange Offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF DEALERTRACK OR ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF DEALERTRACK OR ITS SUBSIDIARIES BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

2.	Purpose of This Exchange Offer

Due to the significant decline of our stock price, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. As of August 1, 2009, approximately 57.3% of the outstanding stock options held by our non-executive employees (or 43.6% of our total outstanding stock options) were underwater. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board and the Compensation Committee believe is necessary to motivate and retain our employees.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

3.	Procedures For Tendering Eligible Options

Proposed election to exchange Eligible Options

Participation in this Exchange Offer is voluntary. If you do elect to participate, you must do so through the Exchange Offer website.

Electing Through the Exchange Offer Website:

1. To access the Exchange Offer website, go to https://dealertrack.equitybenefits.com and log in to the website using the log in information you will have received via email.

2. After entering the Exchange Offer website, you may access various documents that provide further details about this Exchange Offer. To access the Exchange Offer documents click on the “Exchange Info” button.

3. To make an election for your Eligible Options, click the “Make an Election” button.

4. After reviewing the information, click on either the “Y” or “N” button under the column titled “Exchange entire Eligible Option?” for each of your Eligible Options. Then click on “Next” to proceed.

5. Review your Elections and if correct click on “Proceed to Confirmation.”

6. Click on “I Agree” to acknowledge your agreement with the Terms, Conditions and Restrictions.

7. Click on the “Print Confirmation” button on the following confirmation screen to print out a record of your election.

Your election must be submitted on or before the Expiration Date, (11:59 p.m. Eastern Time on September 3, 2009, unless extended by us).

General Information:

You have the option to exchange your Eligible Options on a grant by grant basis, but you will not have the option to exchange a partial grant. If you elect to exchange any Eligible Options in this Exchange Offer, you must elect to exchange all your Eligible Options that are part of the same grant. If you hold more than one grant of Eligible Options, however, you may choose to exchange one or more of such grants of Eligible Options without having to exchange all of your grants of Eligible Options. To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, please refer to the grant information available on the Exchange Offer website at https://dealertrack.equitybenefits.com under “Make an Election”. Should you elect to participate in the Exchange Offer, your election must be submitted through the Exchange Offer website. Stock and Option Solutions is available to answer questions at 1-800-494-7195 from the hours of 1:00 p.m. to 3:00 p.m. Eastern Time.

This is a one-time offer, and we will strictly enforce the period during which this Exchange Offer is open. We reserve the right to reject any Eligible Options tendered for exchange that we determine are not in appropriate form, incomplete, ambiguous or illegible or that we determine are unlawful to accept. Subject to the terms and conditions of this Exchange Offer, we will accept all properly tendered Eligible Options promptly after the Expiration Date of this Exchange Offer.

Only responses that are complete and that we receive c/o Stock and Option Solutions, our agent, by the Expiration Date through the Exchange Offer Website will be accepted. Confirmation statements for submissions through the Exchange Offer website may be obtained by clicking on the “Print Confirmation” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

Responses submitted by any other means, including facsimile, hand delivery, inter-office, U.S. mail and Federal Express (or similar delivery service) are not permitted and will be rejected.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will, in our sole discretion, determine the eligibility of options for exchange in this Exchange Offer and the eligibility of employees to participate in this Exchange Offer. In addition, DealerTrack has sole discretion to decide all questions as to validity, form, eligibility, time of receipt, and acceptance of any tender (or withdrawal) of Eligible Options. Neither DealerTrack nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Employee or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer.

We will strictly enforce the Expiration Date, subject only to any extension of the Expiration Date that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we reserve the right, in our sole discretion, to waive any of the conditions of this Exchange Offer, any defect or irregularity in any tender with respect to any particular Eligible Option, or any particular Eligible Employee.

Our Acceptance Constitutes an Agreement

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights (as described below) and our acceptance of your tendered Eligible Options in accordance with “Acceptance of Eligible Options for Exchange; Issuance of New Options.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between DealerTrack and you on the terms and subject to the conditions of this document.

Subject to our rights to extend, amend, withdraw and terminate this Exchange Offer in accordance with “Conditions of This Exchange Offer,” we will accept and cancel, promptly following the Expiration Date of this Exchange Offer, all properly tendered Eligible Options that have not been validly withdrawn. You will be required to agree to the terms of a new stock option agreement governing the terms of each New Option issued to you in exchange for your Eligible Options pursuant to this Exchange Offer as part of the exchange election process on our Exchange Offer website.

4.	Withdrawal Rights

You may withdraw some or all of the Eligible Options that you previously elected to exchange only in accordance with the provisions of this section, but you must withdraw all of the Eligible Options of any given Grant if you want to withdraw any of the Eligible Options of that Grant.

You may withdraw some or all of the Eligible Options that you previously elected to exchange at any time before the Expiration Date (11:59 p.m. Eastern Time on September 3, 2009, unless extended by DealerTrack). If we extend this Exchange Offer, you may withdraw your Eligible Options at any time until the extended Expiration Date.

To withdraw some or all of the Eligible Options that you previously elected to exchange, you must submit a valid withdrawal form for some or all of the Eligible Options that you wish to withdraw from this Exchange Offer while you still have the right to withdraw the Eligible Options. You may only withdraw your Eligible Options through the Exchange Offer website. Any withdrawals must be made before 11:59 p.m. Eastern Time on the Expiration Date, unless extended by DealerTrack.

Withdrawal Through the Exchange Offer Website:

1. Go to https://dealertrack.equitybenefits.com and log in to the website using the same log-in information you used when you made your initial election.

2. Click on the “Make an Election” button and click on “N” for the Eligible Options you would like to withdraw from this Exchange Offer.

3. Click on the “Next and then after reviewing your new election click on “proceed to confirmation” to finalize your withdrawal elections.

4. Click on “I Agree” to acknowledge your agreement with the Terms, Conditions and Restrictions.

5. Click on the “Print Confirmation” button on the following confirmation screen to print out a record of your withdrawal election.

General Information:

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form or withdrawal form we receive before the Expiration Date. If you do not properly withdraw exchanged Eligible Options, these options will be bound pursuant to your prior election form. If you withdraw your Eligible Options, you may elect to exchange the withdrawn options again at any time before the Expiration Date. All Eligible Options that you withdraw will be deemed not properly tendered for purposes of this Exchange Offer, unless you properly re-elect to exchange such Eligible Options before the Expiration Date. To re-elect to exchange some or all of your Eligible Options, you must submit a new election through the Exchange Offer website before the Expiration Date by following the procedures described in Section 3 of this document. Elections via the Exchange Offer website must be submitted after the date of your prior withdrawal. Any prior election will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Only responses that are complete and actually received through the Exchange offer website by Stock and Options Solutions, our agent, by the Expiration Date will be accepted.

Confirmation statements for submissions through the Exchange Offer website may be obtained by clicking on the “Print Confirmation” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

Responses submitted by any other means, including facsimile, hand delivery, inter-office, U.S. mail and Federal Express (or similar delivery service) are not permitted and will be rejected.

5.	Acceptance of Eligible Options For Exchange; Issuance of New Options

Upon the terms and subject to the conditions of this Exchange Offer, including those conditions listed in Section 6, and promptly following the Expiration Date of this Exchange Offer, we will accept for exchange Eligible Options properly tendered for exchange and not validly withdrawn before the Expiration Date. Once your Eligible Options have been accepted for exchange and cancelled, you will receive a final confirmation notice (which may be by email) confirming that those Eligible Options have been accepted for exchange and cancelled.

If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Exchange Offer, we will cancel your tendered Eligible Options, and you will be granted New Options (issued under the 2005 Plan) on the New Option Grant Date, which is expected to be September 4, 2009, the day after the Expiration Date (assuming the Expiration Date is not extended).

If you cease to be an Eligible Employee at any time prior to the New Option Grant Date, your election to participate in this Exchange Offer will be automatically voided and your existing Eligible Options will remain outstanding and exercisable in accordance with their respective terms, notwithstanding any action DealerTrack may have taken to cancel the Eligible Options or issue New Options.

For purposes of this Exchange Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of their Eligible Options. This notice may be given by email. Subject to our rights to extend, terminate and amend this Exchange Offer, your New Option grant documents will be available as soon as reasonably practicable following the Expiration Date. You will be required to accept the terms of the New Option grants on the AST website.

6.	Conditions of This Exchange Offer

Notwithstanding any other provision of this Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate this Exchange Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this Exchange Offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	there was or is, whether threatened in writing or instituted or pending, an action, proceeding, claim or litigation seeking to enjoin, make illegal or delay completion of this Exchange Offer or otherwise relating in any manner, to this Exchange Offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to this Exchange Offer, any of which might restrain, prohibit or delay completion of this Exchange Offer or impair the contemplated benefits of this Exchange Offer to us (see Section 2 of this document for a description of the contemplated benefits of this Exchange Offer to us);

•	there will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States; or

•	the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of this Exchange Offer;

•	any of the situations described above existed at the time of commencement of this Exchange Offer and that situation, in our reasonable judgment, persists or deteriorates after commencement of this Exchange Offer;

•	a tender or Exchange Offer, other than this Exchange Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of this Exchange Offer;

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares; or

•	any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this Exchange Offer or with such acceptance for exchange of Eligible Options;

•	there will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with this Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 11 of this document);

•	any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of this Exchange Offer to us, which are (1) providing replacement stock options to Eligible Employees in order to incentivize and retain them and (2) achieving a reduction in our overhang (the number of outstanding options), in each case, in a manner that is accounting neutral (i.e., will not result in a significant incremental compensation expense for financial reporting purposes); or

•	any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to DealerTrack that will or are likely to result in the failure of our ability to achieve the contemplated benefits of this Exchange Offer to us (as set forth in the bullet point immediately above).

If any of the above events occur, we may:

•	terminate this Exchange Offer and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend this Exchange Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Exchange Offer expires;

•	amend the terms of this Exchange Offer, including the Exchange Ratios set forth in Section 8; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Exchange Offer is open, complete this Exchange Offer.

The conditions to this Exchange Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to this Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it may be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

7.	Price Range of Our Common Stock

The Eligible Options give Eligible Employees the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock is listed on The Nasdaq Global Select Market under the symbol “TRAK.”

The following table sets forth on a per share basis the high and low closing sale prices of our common stock on The Nasdaq Global Select Market during the periods indicated.

	High	Low

Fiscal Year Ending December 31, 2009
First Quarter	$14.50	$9.27
Second Quarter	$17.94	$12.71
Third Quarter (through August 3, 2009)	$20.38	$14.94
Fiscal Year Ended December 31, 2008
First Quarter	$34.07	$15.22
Second Quarter	$22.72	$14.08
Third Quarter	$20.82	$13.66
Fourth Quarter	$16.79	$8.84
Fiscal Year Ended December 31, 2007
First Quarter	$33.25	$26.00
Second Quarter	$38.20	$30.04
Third Quarter	$42.75	$34.35
Fourth Quarter	$50.37	$31.00
Fiscal Year Ended December 31, 2006
First Quarter	$23.91	$19.96
Second Quarter	$24.18	$20.73
Third Quarter	$23.96	$18.80
Fourth Quarter	$29.98	$21.72

On August 3, 2009, the last reported sale price of our common stock on The Nasdaq Global Select Market was $19.10. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Options. As of August 4, 2009, there were approximately 28 stockholders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

8.	Source and Amount of Consideration; Terms of New Options

Consideration

The Eligible Options were granted under our 2005 Plan. Each New Option will be granted under our 2005 Plan and subject to the terms and conditions of the Plan and the award agreement pursuant to which the New Option will be granted. As of August 3, 2009, there are outstanding Eligible Options to purchase an aggregate of 904,441 shares of our common stock with a weighted average exercise price of $28.35 per share, 46% of which were fully vested. Assuming all Eligible Options are tendered in this Exchange Offer, we would issue New Options to purchase an aggregate of 702,226 shares of our common stock.

Terms of New Options

Each New Option will differ from Eligible Options in the following ways:

•	each Eligible Option that you elect to exchange will be exchanged for a lesser number of New Options based on the Exchange Ratios set forth below.

•	each New Option will have an exercise price equal to the closing price per share of our common stock on The Nasdaq Global Select Market on the New Option Grant Date.

•	each New Option will have a term of 6 years.

•	each New Option will have a new vesting schedule as follows: None of the New Options will be vested on the New Option Grant Date. The New Options will be scheduled to vest as follows: 25% six months from the New Option Grant Date, 25% twelve months from the New Option Grant Date, and 1/48 of the remaining New Options each month thereafter. The New Options will require a minimum period of three (3) years of continued service for full vesting of the award.

The terms and conditions of your Eligible Options are set forth in the 2005 Plan, which are attached as exhibits to our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 13, 2009 and in the form of non-qualified stock option agreement attached as an exhibit to our Quarterly Report on Form 10-Q filed May 12, 2006.

The number of New Options that you receive in this Exchange Offer for tendered Eligible Options will depend on the Exchange Ratios set forth below. The Exchange Ratios are grouped by exercise price of Eligible Options.

If the per Share Exercise Price of an	Then the Exchange Ratio is
Eligible Stock Option Grant is	(Eligible Options to New Options)

$22.82 to $24.49	1.10-to-1
$24.50 to $31.75	1.20 -to-1
$31.76 to $38.00	1.45-to-1
$38.01 to $47.97	1.90 -to-1
$47.98 and above	2.25-to-1

For purposes of applying the Exchange Ratios, fractional New Options will be rounded to the nearest whole stock option grant (greater than or equal to 0.5 will be rounded up to the nearest whole stock option and less than 0.5 will be rounded down to the nearest whole stock option.).

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF DEALERTRACK OR ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF DEALERTRACK OR ANY OF ITS SUBSIDIARIES BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION.

2005 Plan

We use the grant of awards under our Stock Option Plans, including our 2005 Plan, as a means of aligning the interests of our team members with those of our stockholders. As of August 1, 2009, there were 5,291,637 shares of common stock remaining available for grant under our 2005 Plan. As of August 1, 2009, options to purchase an aggregate of 4,725,842 shares of our common stock were outstanding under our 2005 Plan with a weighted average exercise price of $16.26 per share, 647,706 shares of restricted common stock were unvested and outstanding, and 683,775 restricted common stock units were unvested and outstanding.

Summary of the 2005 Plan

The following description of certain features of the 2005 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2005 Plan, a copy of which has been filed as an exhibit to our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 13, 2009.

Administration

The Compensation Committee of the Board of Directors is authorized to administer the 2005 Plan. The Compensation Committee has the power, subject to the provisions of the 2005 Plan, to designate participants to receive awards, determine the type or types of awards to be granted to each participant, determine the number of awards to granted and the number of shares of stock to which an award will relate, determine the terms and conditions of any award, including the exercise price, grant price, purchase price, any restrictions or limitations on the award, any schedule for lapse of forfeiture restrictions or restrictions on exercisability, and provisions dealing with non-competition and recapture of gain on an award, to determine whether, and to what extent and pursuant to what circumstances an award may be settled in or the exercise price may be paid in cash, stock other awards or other property, determine when an award may be canceled, forfeited or surrendered, prescribe the form of each award agreement, establish adapt or revise any rules and regulations necessary or advisable to administer the plan, interpret the terms of the plan or any award agreement and make all other decisions and determinations that may be required pursuant to the plan or in the determination of the Compensation Committee. The Compensation Committee may also delegate to one or more of our officers the power to designate which of our non-officer employees shall receive stock awards and the number of shares of common stock that will be subject to each award, subject to a maximum aggregate number of shares specified by the Compensation Committee at the time the delegation to the officers is made.

Eligibility

Persons eligible to participate in the 2005 Plan are officers, employees, non-employee directors and consultants of the Company. As of August 1, 2009, approximately 1,046 individuals were eligible to participate in the 2005 Plan.

Types of Equity-Based Awards

Stock Options.  The Compensation Committee may grant stock options to eligible persons under the 2005 Plan. Each option granted pursuant to the 2005 Plan is designated at the time of grant as either an incentive stock option or as a non-qualified stock option. Non-qualified stock options may be granted to all eligible persons, but incentive stock options may be granted only to employees of the Company and its related entities. The option term of new option grants is limited to seven years. All options must have a per share option exercise price that is not less than the fair market value of shares of our common stock on the New Option Grant Date.

Restricted Common Stock.  Participants’ rights with respect to grants of restricted common stock awarded under the 2005 Plan are subject to transferability and forfeiture restrictions during a restricted period. While the restrictions are in place, the participant generally has the rights and privileges of a stockholder, including the right to vote the restricted common stock and to receive dividends.

Restricted Stock Units and Deferred Stock Units.  Each restricted stock unit and deferred stock unit awarded by the Compensation Committee entitles the participant to receive one share of common stock for each unit at the end of the vesting or deferral periods. A holder of restricted stock units or deferred stock units has no voting rights, rights to receive cash distributions or other rights as a stockholder until shares of common stock are issued to the holder in settlement of the stock units.

Stock Appreciation Rights.  SARs are awards that give the recipient the right to receive an amount equal to (1) the number of shares exercised under the right, multiplied by (2) the amount by which our stock price exceeds the fair market value of shares of our common stock on the New Option Grant Date. Payment may be in shares of our common stock with equivalent value. The term of SARs is limited to seven years. SARs expire under the same rules that apply to stock options.

Performance Awards.  Holders of performance shares or units will be entitled to receive payment in shares of our common stock if the performance goals established by the Compensation Committee are achieved. The Compensation Committee may also award incentive bonuses in the form of cash upon the attainment of performance goals established by the Compensation Committee.

Change of Control

In connection with any change of control, except as may otherwise be provided in any applicable award or employment agreement, unless awards granted pursuant to the 2005 Plan are converted, assumed or replaced by the successor entity, the awards will automatically become fully vested and exercisable and all forfeiture restrictions with respect to such awards shall lapse prior to the consummation of the change in control, unless otherwise provided in an award agreement. In addition, with respect to any awards, in connection with any change in control (or other unusual or nonrecurring transaction affecting us or our consolidated financial statements), the Compensation Committee, in its sole discretion, may:

•	provide for the termination of any award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of such change in control or other transaction;

•	replace outstanding awards with other rights or property selected by the Compensation Committee;

•	provide that after the occurrence of the transaction, the award cannot vest, be exercised or become payable;

•	provide that an award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the 2005 Plan or the applicable award agreement; or

•	provide that each outstanding option shall be assumed or substituted for an equivalent award, right or property by any successor corporation.

Any such action may be effected by the Compensation Committee either by the terms of the applicable award agreement or by action of the Compensation Committee taken prior to the change of control.

Adjustments for Stock Dividends, Stock Splits, Etc.

The Compensation Committee shall make appropriate adjustments to the number of shares of common stock that are subject to the 2005 Plan and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding

Participants in the 2005 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or vesting of other awards.

Amendments, Suspension and Termination

The Compensation Committee is generally authorized to adopt, amend and rescind rules relating to the administration of the 2005 Plan, and to amend, suspend and terminate the 2005 Plan. However, we must generally obtain approval of our stockholders: (i) to increase the number of shares of our common stock that may be issued under the 2005 Plan; (ii) to permit the Compensation Committee to grant options with an exercise price below fair market value on the date of grant, (iii) to permit the Compensation Committee to extend the exercise period for an option or an SAR beyond seven years from the date of grant, or (iv) that results in a material increase in benefits or a change in eligibility requirements; or (v) to reset the prices for outstanding equity awards.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2005 Plan. It does not describe all federal tax consequences under the 2005 Plan, nor does it describe state or local tax consequences.

Stock Options.  The grant of stock options under the Plan will not result in taxable income at the time of the grant for either the Company or the optionee. Upon exercising an incentive stock option, the optionee will have no taxable income (except for the alternative minimum tax, if applicable) and the Company will receive no deduction. Upon exercising a non-qualified stock option, the optionee will recognize ordinary income in the amount by which the fair market value of the common stock at the time of exercise exceeds the option exercise price, and the Company will be entitled to a deduction for the same amount. The optionee’s income is subject to withholding tax as wages. The tax treatment of the optionee upon a disposition of shares of common stock acquired through the exercise of a stock option is dependent upon the length of time that the shares have been held and whether such shares were acquired by exercising an incentive stock option or a non-qualified stock option. If an employee exercises an incentive stock option and holds the shares for two years from the date of grant and one year after exercise, then any gain or loss upon the sale of the underlying shares will be treated as long-term capital gain or loss. Shares obtained upon exercise of an incentive stock option that are sold without satisfying these holding periods will be treated as shares received from the exercise of a non-qualified stock option. Generally, upon the sale of shares obtained by exercising a non-qualified stock option, the optionee will treat the gain realized on the sale as a short-term or long-term capital gain, depending on the length of the holding period. Generally, there will be no tax consequence to the Company in connection with the disposition of shares of common stock acquired under an option, except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an incentive stock option before the applicable holding periods have been satisfied.

Restricted Common Stock.  An award of restricted common stock will not result in taxable income to the participant at the time of grant. Upon the lapse of the restrictions, the participant will recognize ordinary income in the amount of the fair market value of the shares of common stock at the time that the restriction lapses. Alternatively, within 30 days after receipt of the restricted common stock, a participant may make an election under Section 83(b) of the Code, which would allow the participant to include in income in the year that the restricted common stock is awarded an amount equal to the fair market value of the restricted common stock on the date of such award determined without regard to the restrictions.

The Company will be entitled to a deduction for the year in which the participant recognizes ordinary income with respect to the restricted common stock in an amount equal to such income.

Restricted Stock Unit.  An award of restricted stock units will not result in taxable income to the participant at the time of grant. Upon payment of the award (which is typically the vesting date), the participant will recognize ordinary income in an amount equal to the value of the shares received in payment of the restricted stock unit. If payment of a purchase price is required in connection with the receipt of shares, the participant will recognize ordinary income in an amount equal to the excess of the value received and the purchase price.

The Company will generally be entitled to a deduction for the year in which the participant recognizes ordinary income with respect to the restricted stock unit in an amount equal to such income.

Other Awards.  The current federal income tax consequences of other awards authorized under the 2005 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as non-qualified stock options. Restricted stock units and deferred stock units are taxed and deductible when the recipient receives shares of common stock in settlement of such units. Stock-based or cash-based performance awards, and other types of awards are generally subject to tax at the time of payment. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

Parachute Payments

The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions

Under Section 162(m) of the Code, our deduction for certain awards under the 2005 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the Summary Compensation Table receives compensation in excess of $1.0 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2005 Plan is structured to allow grants to qualify as performance-based compensation.

9.	Information Concerning Us; Financial Information

Information Concerning Us

DealerTrack is a leading provider of on-demand software and data solutions for the automotive retail industry in the United States. Utilizing the Internet, we have built a network connecting automotive dealers with banks, finance companies, credit unions and other financing sources, and other service and information providers, such as aftermarket providers and the major credit reporting agencies. We have established a network of active relationships in the United States, which as of June 30, 2009, consisted of over 18,000 dealers, over 750 financing sources and many other service and information providers to the automotive retail industry. We consider a financing source to be active in our network as of a date if it has accepted credit application data electronically from dealers in the DealerTrack network in that month, including financing sources visible to dealers through drop down menus. Our credit application processing product enables dealers to automate and accelerate the indirect automotive financing process by increasing the speed of communications between these dealers and their financing sources. We have leveraged our leading market position in credit application processing to address other inefficiencies in the automotive retail industry value chain. We believe our proven network offers a competitive advantage for distribution of our software and data solutions. Our dealership management system (DMS) and integrated subscription-based software solutions enable our dealer customers to manage their dealership data and operations, compare various financing and leasing options and programs, sell insurance and other aftermarket products, analyze inventory, document compliance with certain laws and execute financing contracts electronically. We have also created efficiencies for financing source customers by providing a comprehensive digital and electronic contracting solution. In addition, we offer data and other products and services to various industry participants, including lease residual value and automobile configuration data.

We are a Delaware corporation formed in August 2001. We are organized as a holding company and conduct a substantial amount of our business through our subsidiaries, including Automotive Lease Guide (alg), Inc., Chrome Systems, Inc., DealerTrack AAX, Inc., DealerTrack Aftermarket Services, Inc., DealerTrack Canada, Inc., DealerTrack Digital Services, Inc., DealerTrack, Inc., and DealerTrack Systems, Inc. Our principal executive offices are located at 1111 Marcus Ave., Suite M04, Lake Success, New York 11042 and our telephone number is (516) 734-3600.

Financial Information

Certain Financial Information.  Set forth on Schedule B attached hereto is our selected summarized financial information. This selected summarized financial information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information (i) filed with our Current Report on Form 8-K filed on August 6, 2009, (ii) included in the section entitled “Item 1. Financial Statements” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and (iii) the information set forth in Item 8 (“Financial Statements and Supplementary Data”) in our Annual Report on Form 10-K for the year ended December 31, 2008.

Additional Information

For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and our other filings made with the SEC. We recommend that you review materials that we have filed with the SEC before deciding whether or not to tender your Eligible Options. We will also provide you without charge, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “This Exchange Offer — Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Options

Our executive officers and members of our Board of Directors are not eligible to exchange their stock options in this Exchange Offer. Therefore, none of our executive officers or directors hold any options that are eligible for exchange. As of August 3, our executive officers and directors as a group (13 persons) held outstanding options to purchase an aggregate of 2,278,202 shares of our common stock with a weighted average per share exercise price of $13.36.

Neither we nor, to the best of our knowledge, any member of our Board of Directors or any of our executive officers, nor any affiliate of ours, engaged in transactions involving Eligible Options during the past 60 days.

The address of each director and executive officer of our company is: c/o DealerTrack Holdings, Inc., 1111 Marcus Avenue., Suite M04, Lake Success, NY 11042.

11.	Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer

Return of Eligible Options Surrendered.  The Eligible Options surrendered for exchange will be cancelled and will not be available for reissuance under future grants.

Accounting Treatment.  Under SFAS 123(R), the exchange of options under the option exchange program is treated as a modification of the existing options for accounting purposes. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered Eligible Options, measured as of the date the New Options are granted, over the fair value of the surrendered Eligible Options in exchange for the replacement options, measured immediately prior to the cancellation. Because the Exchange Ratios will be calculated to result in the fair value of surrendered Eligible Options being equal to the fair value of the options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange program. In the event that any of the New Options are forfeited prior to their vesting due to termination of service, any incremental compensation cost for the forfeited New Options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

U.S. Federal Income Tax Consequences.  The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participating employees will be provided in the offer to exchange. We believe the exchange of Eligible Options for New Options pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of replacement options. However, the tax consequences of the exchange program are not entirely certain and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the exchange program under all applicable laws prior to participating in the exchange program. The tax consequences for non-U.S. employees may differ from the U.S. federal income tax consequences described in the preceding sentence.

Potential Modification to Terms to Comply with Governmental Requirements.  The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the exchange program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program may also be required for tax purposes for participants in the United States as the tax treatment of the exchange program is not entirely certain. In addition, we intend to make the exchange program available to our employees who are located in Canada. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.

12.	Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to this Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for your Eligible Options would be subject to obtaining any such approval.

13.	Material United States Tax Consequences

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of the material United States federal income tax consequences of the exchange of Eligible Options and the grant of New Options pursuant to this Exchange Offer. This discussion is based on the Code, its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this Exchange Offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Employees. If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Exchange Offer, the information contained in this discussion may not be applicable to you. Please refer to Schedule A of this document if you reside in Canada.

Tax Consequences of Participating in the Exchange Offer

We believe that the exchange of Eligible Options for New Options pursuant to the Exchange Offer should be treated as a non-taxable exchange, and no income should be recognized for United States federal income tax purposes or by the eligible optionholders upon the issuance of the New Options. All New Options will be nonstatutory stock options. As a result, upon the exercise of the New Options, the eligible optionholders will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. This compensation income will be subject to applicable tax withholding. Upon disposition of the shares, the eligible optionholders will recognize capital gain or loss (which will be long-term if the shares were held for more than one year from the date of exercise and otherwise will be short-term) equal to the difference between the selling price and the fair market value of the shares on the date of exercise. The holding period for the shares acquired through the exercise of an option will begin on the day after the date of exercise.

Generally, we will be entitled to a federal income tax deduction in the same amount and at the same time as the Eligible Employee recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Code as discussed below.

Tax Consequences of Not Participating in the Exchange Offer

If your eligible options are nonstatutory stock options and you do not participate in the exchange offer, your options will remain outstanding and you will be taxed in the manner described above with respect to those options.

Section 162(m)

The grant of New Options will have no tax consequences to us, however, Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1.0 million in any taxable year to the chief executive officer or any of the three other most highly compensated executive officers (other than our principal financial officer) who are employed by the corporation on the last day of the taxable year, but does allow a deduction for “performance-based compensation.”

Section 280G

Under certain circumstances, the accelerated vesting or exercise of stock options in connection with a change of control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

Tax Advice

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the New Options or Eligible Options. A holder of Eligible Options may also be subject to state and local taxes in connection with the exercise of New Options or Eligible Options. We suggest that participants consult with their individual tax advisors to determine the applicability of the tax rules to their personal circumstances. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences summarized above. Schedule A attached to this exchange offer document contains very brief discussions of the tax consequences applicable in Canada for our eligible Canadian team members.

Tax Withholding

We will have the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy local, state, and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise, of a New Option and/or an Eligible Option.

WE ADVISE ALL ELIGIBLE EMPLOYEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS ABOUT THE LOCAL, STATE, FEDERAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

IN ADDITION, IF YOU ARE A RESIDENT OF A COUNTRY OTHER THAN THE U.S., YOU SHOULD BE AWARE THAT THERE MIGHT BE TAX AND SOCIAL INSURANCE CONSEQUENCES THAT MAY APPLY TO YOU. A SUMMARY OF THESE CONSEQUENCES IN CANADA ARE DISCUSSED IN SCHEDULE A. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR ADVISORS TO DISCUSS THE CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

14.	Extension of Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which this Exchange Offer is open and delay accepting any Eligible Options tendered to us by providing notice of the extension to Eligible Employees by public announcement, oral or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If this Exchange Offer is extended or amended, we will provide appropriate notice of the extension or amendment. For purposes of this Exchange Offer, a “business day” means any day other than a Saturday, Sunday, or United States federal holiday and consists of the time period from 12:01 a.m. Eastern Time through 12:00 midnight Eastern Time.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend this Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning an Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep this Exchange Offer open for at least 10 business days after the date of such notification:

•	If we increase or decrease the amount of consideration offered for the Eligible Options (for example, by amending the Exchange Ratios); or

•	If we increase or decrease the number of Eligible Options that may be tendered in this Exchange Offer.

15.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including, any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

16.	Additional Information

With respect to this Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) before deciding whether to tender your Eligible Options:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 24, 2009;

•	our Amended Annual Report on Form 10-K/A for the year ended December 31, 2008, filed with the SEC on April 30, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 8, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 7, 2009;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 13, 2009;

•	our Current Reports on Form 8-K filed with the SEC on August 6, 2009; and

•	the description of our common stock contained in our Registration Statement on Form S-3ASR filed with the SEC on October 16, 2007.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

Our internet address is http://www.dealertrack.com and the investor relations section of our website is located under “Investor Relations.” We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this document.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this document is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this document, other than exhibits to such documents. Requests for such copies should be directed to our Human Resources department, at the following address:

DealerTrack Holdings, Inc.
1111 Marcus Avenue, Suite M04
Lake Success, New York 11042
(516) 734-3600
Attention: Human Resources

The information about us contained in this document should be read together with the information contained in the documents to which we have referred you.

17.	Miscellaneous

We cannot guarantee that, subsequent to the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options. We encourage you to review the section of this document entitled “Risk Factors” and the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2008, as supplemented by our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, before you decide whether to participate in this Exchange Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR AS PROVIDED ON THE EXCHANGE OFFER WEBSITE. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

DealerTrack Holdings, Inc.
August 7, 2009, as amended August 19, 2009

Schedule A

MATERIAL TAX CONSEQUENCES FOR
ELIGIBLE EMPLOYEES SUBJECT TO TAX
IN CANADA

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of New Options pursuant to this Exchange Offer for Eligible Employees subject to tax in Canada. This discussion is based on the law in effect in Canada as of July 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the New Options are granted, you exercise the New Options or you sell shares acquired at exercise of the New Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

Option Exchange

The tax treatment as a result of the exchange of Eligible Options for New Options is uncertain. It is possible that the Canada Revenue Agency (“CRA”) will treat the exchange as any of (a) a tax-neutral exchange of options; (b) a taxable exchange of options; or (c) two separate transactions (i.e. a tender of Eligible Options for cancellation, followed by a grant of New Options). In the latter case, the tender for cancellation would be viewed as a disposition for no consideration and no taxable income would arise. While the matter is not free from doubt, the Company expects that CRA would view the transaction as a tax-neutral exchange of options. The remainder of this discussion assumes that the exchange will be treated as described in (a) above.

An exchange of Eligible Options for New Options pursuant to the Exchange Offer will be deemed not to be a disposition of your Eligible Options for Canadian federal income tax purposes. Rather, your New Options will be deemed to be the same as, and a continuation of, the exchanged Eligible Options. As a result, you will not be subject to tax when you exchange your Existing Options for New Options.

Exercise of New Options

Subject to the deferral provisions discussed below, you will be subject to income tax when you exercise the New Options on the amount (the “spread”) by which the fair market value of the shares acquired on the exercise of the New Options (the “option shares”) on the date of exercise exceeds the exercise price. You will however be entitled to deduct one-half of such amount in computing your income for the taxation year of exercise. You will be subject to tax on the remaining one-half at your applicable marginal income tax rate.

In addition, if you are a resident of Canada for purposes of the Income Tax Act (Canada) at the time of exercise, you may defer taxation of the taxable portion of the spread arising on exercise until the earliest of the time that you sell the option shares, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with the Company by January 15 of the year following the year in which the New Options are exercised.

You can defer tax on the spread at exercise only on the first CDN $100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares for which such option may be exercised at the time of grant.

Regardless of whether the deferral described above applies, you will be subject to Canada pension plan contributions on the spread at exercise to the extent that you have not already exceeded your annual contribution ceiling.

A-1

Sale of Shares

When you sell option shares, you will generally realize a capital gain (or capital loss) equal to the amount by which the sale price exceeds (or is exceeded by) the aggregate of your adjusted cost base in the option shares (generally, the exercise price) and any reasonable costs of disposition. One half of any capital gain realized on a disposition of option shares will generally be included in your income as a taxable capital gain.

In addition, any amount on which tax was deferred at exercise will become taxable when the relevant option shares are sold.

One-half of any capital loss realized on a disposition of option shares may be deducted only from taxable capital gains in the year of disposition. Any excess of one-half of such capital losses over taxable capital gains may generally be deducted in computing taxable income in the three preceding taxation years or in any subsequent taxation year.

If you own other common shares of the Company, which you have acquired on the exercise of other options or otherwise, your adjusted cost base may be different than described above. Option shares for which a taxation deferral election has been filed will retain their own unique cost base. You are strongly advised to seek advice from your own tax advisor in any of these situations.

Withholding and Reporting

The Company will report the spread recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefits to the CRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your New Options.

The Company will also withhold income tax on the taxable amount at the time of exercise. You must notify the Company immediately upon exercise of your intention to defer any tax due at exercise (as described above), so that the Company does not withhold income tax on that amount. In addition, for every year you have a balance of deferred stock option income outstanding, you must include a Form T1212 when filing your tax return for that year.

The Company will also withhold Canada pension plan contributions on the spread at exercise to the extent you have not already exceeded the applicable contribution ceiling.

A-2

Schedule B

DEALERTRACK HOLDINGS, INC.

SELECTED SUMMARIZED FINANCIAL INFORMATION

This information is only a summary. You should read it in conjunction with our historical financial statements and related notes, found in our Annual Report and Quarterly Report for the quarter ended June 30, 2009.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(in thousands, except per share amounts)

	Year Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2009	2008	2009	2008
			(Unaudited)		(Unaudited)

Net revenue	$242,706	$233,845	$57,870	$63,181	$113,570	$127,489

Total operating costs and expenses	235,654	206,314	57,646	58,973	123,217	120,459

Income (loss) from operations	7,052	27,531	224	4,208	(9,647)	7,030
Interest income	4,720	5,606	341	1,145	743	2,708
Other income	205	4	2	—	52	—
Interest expense	(324)	(355)	(76)	(74)	(126)	(166)
(Impairment of) realized gain on securities	(5,956)	—	930	—	1,393	—

Income (loss) before (provision) benefit for income taxes	5,697	32,786	1,421	5,279	(7,585)	9,572
(Provision) benefit for income taxes, net	(3,961)	(13,034)	766	(2,213)	4,147	(4,168)

Net income (loss)	$1,736	$19,752	$2,187	$3,066	$(3,438)	$5,404

Basic net income (loss) per share applicable to common stockholders	$0.04	$0.50	$0.05	$0.07	$(0.09)	$0.13
Diluted net income (loss) per share applicable to common stockholders	$0.04	$0.48	$0.05	$0.07	$(0.09)	$0.12

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

			As of
	Year Ended December 31,		June 30,
	2008	2007	2009
			(Unaudited)

Cash and cash equivalents	$155,456	$50,564	$178,254
Total current assets	229,229	258,233	215,321
Total non-current assets	207,986	224,693	238,433
Total current liabilities	31,432	35,423	32,772
Total non-current liabilities	9,563	9,141	11,263
Total liabilities	40,995	44,564	44,035
Total stockholders’ equity	396,220	438,362	409,719

B-1

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represents income from continuing operations before provision for income taxes and before interest expense. Fixed charges consist of interest expense.

	Year Ended	Year Ended	Six Months Ended
	December 31, 2007	December 31, 2008	June 30, 2009
	(In thousands, except ratio of earnings to fixed charges)

Earnings	$33,141	$6,021	$(7,459)
Fixed Charges	$355	$324	$126
Ratio of Earnings to fixed charges (a)	93.35	18.58	(59.20)

(a)	Our earnings were insufficient to cover fixed charges by $7.6 million for the six months ended June 30, 2009.

Book Value Per Share

We had a book value per share of $10.17 on June 30, 2009 (calculated using the book value as of June 30, 2009, divided by the number of outstanding shares of our common stock as of June 30, 2009).

B-2